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                                                                     EXHIBIT 3.1

                             ARTICLES OF AMENDMENT

                                       OF

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             POST PROPERTIES, INC.



                                       I.

         The name of the corporation is Post Properties, Inc. (the
"Corporation").


                                      II.

         The amendment (the "Amendment") is to add the following as a new
Article 2(f) of the Corporation's Restated Articles of Incorporation, as amended (the "Articles of Incorporation") to determine the terms of a series of the Preferred Stock:

"(f)     8% Series D Cumulative Redeemable Preferred Shares.

         (i) TITLE. The series of Preferred Stock is hereby designated as the "8% Series D Cumulative Redeemable Preferred Shares" (the "Series D Preferred Shares").

         (ii) NUMBER. The maximum number of authorized shares of the Series D Preferred Shares shall be 2,800,000.

         (iii) RELATIVE SENIORITY. In respect of rights to receive distributions and to participate in distributions of payments in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Series D Preferred Shares shall rank (a) senior to the Common Stock and any other class or series of capital stock of the Corporation ranking, as to the payment distributions and upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, junior to the Series D Preferred Shares (collectively, "Junior Shares") and (b) on a parity with any class or series of capital stock of the Corporation ranking, as to the payment of distributions or upon voluntary or involuntary liquidation, dissolution or winding-up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share thereof are different from those of the Series D Preferred Shares, if the holders of such class or series of capital stock and the Series D Preferred Shares shall be entitled to the receipt of distributions or of amounts distributable upon voluntary or involuntary liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and


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unpaid distributions per share or liquidation preferences, without preference or priority one over the other (collectively, "Parity Preferred Shares"). The Corporation's Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares are Parity Preferred Shares.

         (iv)     DISTRIBUTIONS.

                  (A) Holders of Series D Preferred Shares will be entitled to receive, when, as and if declared by the Corporation cumulative preferential cash distributions at the rate of $2.00 per share, per annum, payable (1) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the last day of the quarterly periods set forth in this clause (1) and not calendar quarters) in arrears on the first day of of each of March, June, September and December of each year, commencing on December 1, 1999, and (2) in the event of a redemption of Series D Preferred Shares, on the redemption date (each a "Distribution Payment Date"). Such distributions shall accrue from the original date of issuance of Series D Preferred Shares. In addition to the foregoing, holders of Series D Preferred Shares will be entitled to receive, when, as and if declared by the Corporation a preferential cash distribution in an amount equal to all accrued and unpaid distributions, whether or not declared, attributable to the Series D Preferred Units of Post Apartment Homes, L.P. up to the date such Series D Preferred Units were exchanged into the Series D Preferred Shares held by such holder, such preferential distribution to be payable to holders on the first Distribution Payment Date following the issuance of such Series D Preferred Shares. The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series D Preferred Shares is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series D Preferred Shares will be made to the holders of record of the Series D Preferred Shares on the relevant record dates, which will be fifteen (15) days prior to the relevant Distribution Payment Date (the "Series D Record Date").

                  "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  (B) The amount of any distribution accrued on any Series D Preferred Shares at any Distribution Payment Date shall be the amount of any unpaid distribution accumulated thereon, to and including such Distribution Payment Date, whether or not earned or declared, and the amount of distributions accrued on any Series D Preferred Shares at any date other than a Distribution Payment Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Distribution Payment Date, whether or


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not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $2.00 per share for the period after such last preceding Distribution Payment Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

                  (C) Except as provided in this paragraph (f), the Series D Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Series D Preferred Shares which may be in arrears.

                  (D) Any dividend payment made on the Series D Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  (E) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series D Preferred Shares shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends paid or made available to the holders of the Series D Preferred Shares for the year over (b) the Total Dividends.

                  (F) No distributions on the Series D Preferred Shares shall be authorized by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Series D Preferred Shares will accrue whether or not declared, whether or not the terms and provisions of any agreement of the Corporation at any time prohibit the authorization, payment or setting apart for payment of such distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

                  (G) So long as any Series D Preferred Shares are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to Junior Shares, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series D Preferred Shares, any Parity Preferred Shares or any Junior Shares, unless, in each case, all distributions accumulated on all Series D Preferred Shares and all classes and series of outstanding Parity Preferred Shares have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in Junior Shares, (ii) the exchange or conversion of Junior Shares or Parity Preferred Shares into


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capital stock of the Corporation ranking junior to the Series D Preferred
Shares as to distributions and rights upon involuntary or voluntary liquidation, dissolution or winding-up of the Corporation, or (ii) the redemption of capital stock by the Corporation to preserve the Corporation's status as a REIT.

                  (H) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series D Preferred Shares, all distributions authorized and declared on the Series D Preferred Shares and all classes or series of outstanding Parity Preferred Shares shall be authorized and declared so that the amount of distributions authorized and declared per Series D Preferred Share and such other classes or series of Parity Preferred Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Series D Preferred Share and such other classes or series of Parity Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such classes or series of Parity Preferred Shares do not have cumulative distribution rights) bear to each other.

         (v)      LIQUIDATION RIGHTS.

                  (A) Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the holders of the Series D Preferred Shares then outstanding, shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, a liquidation preference of $25.00 per share, plus accrued and unpaid quarterly distributions thereon.

                  (B) Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days and not more that 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Shares at the respective addresses of such holders as the same shall appear on the transfer records of the Corporation.

                  (C) After the payment to the holders of the Series D Preferred Shares of the full preferential amounts provided for in this paragraph (f), the holders of the Series D Preferred Shares shall have no right or claim to any of the remaining assets of the Corporation.

                  (D) If, upon any voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation, the amounts payable with respect to the preference value of the Series D Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series D Preferred Shares are not paid in full, the holders of the Series D Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.


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                  (E)      Neither the sale, lease or conveyance of all or
substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, for the purposes hereof.

         (vi)     REDEMPTION.

                  (A) OPTIONAL REDEMPTION. The Series D Preferred Shares may not be redeemed prior to September 3, 2004. On or after such date, the Corporation shall have the right to redeem the Series D Preferred Shares of any holder thereof, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days written notice, at a redemption price, payable in cash, of $25.00, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Series D Redemption Price"), without interest. If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the Series D Preferred Shares to be redeemed shall be selected pro rata among all holders (as nearly as practicable without creating fractional shares). The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

                  (B)      PROCEDURES OF REDEMPTION.

                           (1) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption will also be mailed by the registrar, by first class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Shares at their respective addresses as they appear on the records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Shares may be listed or admitted to trading, each such notice shall state: (a) the redemption date, (b) the Series D Redemption Price, (c) the aggregate number of Series D Preferred Shares to be redeemed and if fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the number of Series D Preferred Shares to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series D Preferred Shares that the total number of Series D Preferred Shares held by such holder represents) of the aggregate number of Series D Preferred Shares to be redeemed, (d) the place or places where such Series D Preferred Shares are to be surrendered for payment of the Series D Redemption Price, (e) that distributions on the Series D Preferred Shares to be redeemed will cease to


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         accumulate on such redemption date, and (f) that payment of the Series
         D Redemption Shares will be made upon presentation and surrender of such Series D Preferred Shares.

                           (2) If the Corporation gives a notice of redemption in respect of Series D Preferred Shares then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably in trust for the benefit of the holders of the Series D Preferred Shares being redeemed funds sufficient to pay the applicable Series D Redemption Price and will give irrevocable instructions and authority to pay such Series D Redemption Price to the holders of the Series D Preferred Shares upon surrender of the Series D Preferred Shares by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series D Preferred Shares or portions thereof called for redemption, unless the Corporation defaults in the payment thereof. If any date fixed for redemption of Series D Preferred Shares is not a Business Day, then payment of the Series D Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series D Redemption Price is improperly withheld or refused and not paid by the Corporation, distributions on such Series D Preferred Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series D Redemption Price. In case fewer than all the Series D Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued presenting the unredeemed Series D Preferred Shares without cost to the holder thereof.

                           (3) Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Shares shall be irrevocably deposited except that:

                           (a) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (b) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series D Preferred Shares entitled thereto at the expiration of two years from the applicable redemption date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.


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                           (4)      No Series D Preferred Shares may be
         redeemed except from proceeds from the sale of other capital stock of the Corporation, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                           (5) The Corporation may not redeem fewer than all of the outstanding Series D Preferred Units unless all accumulated and unpaid distributions have been paid on all quarterly distribution periods terminating on or prior to the date of the redemption; provided, however, that the foregoing shall not prevent the redemption of Series D Preferred Shares to preserve the Corporation's REIT status.

                           (6) If a redemption date is after a Series D Record Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the Series D Preferred Shares to be redeemed are registered at the close of business on such Series D Record Date notwithstanding the redemption thereof between such Series D Record Date and the related Distribution Payment Date or the Corporation's default in the payment of the distribution due. Except as provided above, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Shares to be redeemed.

                  (C) The Corporation shall have no voting rights with respect to any Series D Preferred Shares following the redemption of such shares pursuant to this paragraph (f).

         (vii) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series D Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

                  (A) Whenever distributions on any Series D Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series D Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on such Series D Preferred Shares for the past distributions periods and the then current distributions period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for


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payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

                  (B) So long as any Series D Preferred Shares remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the Series D Preferred Shares outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking senior to the Series D Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any capital stock of the Corporation into any such senior security, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such senior security, (ii) issue any Parity Preferred Shares or any obligations or securities convertible into or evidencing the right to purchase Parity Preferred Shares to an affiliate of the Corporation unless such issuance of Parity Preferred Shares is approved by a majority of the disinterested directors of the Corporation, or (iii) either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of the Corporation's Articles of Incorporation (including, without limitation, this provision), whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (iii) above, so long as (a) the Corporation is the surviving entity and the Series D Preferred Shares remain outstanding with the terms thereof unchanged, or (b) if the Corporation is not the surviving entity, other interests in the surviving entity having substantially the same terms and rights as the Series D Preferred Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series D Preferred Shares; and provided further that any increase in the amount of capital stock of the Corporation or the creation or issuance of any other class or series of capital stock of the Corporation, in each case ranking either (a) junior to the Series D Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up or (b) on a parity with the Series D Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such powers, special rights, preferences, privileges or voting powers.

                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                  (C) On each matter submitted to a vote of the holders of Series D Preferred Shares in accordance with this paragraph (f), or as otherwise required by law, each Series D Preferred Share shall be entitled to one vote. With respect to each Series D Preferred Share, the


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holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

         (viii) CONVERSION. The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

         (ix)     RESTRICTIONS ON OWNERSHIP.

                  (A) Definitions. The following terms shall have the following meanings:

                           (1) "Acquire" shall mean the acquisition of Beneficial Ownership of Series D Preferred Shares by any means whatsoever including, without limitation, (A) the acquisition of direct ownership of shares by any Person, including through the exercise of any option, warrant, pledge, security interest or similar right to acquire shares, and (B) the acquisition of indirect ownership of shares (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code, and also applying the look-thru rule contained in Section 856(h)(3)(A) of the Code to pension trusts described in Section 401(a) of the Code) by a Person who is an "individual" within the meaning of
         Section 542(a) (2) of the Code, including through the acquisition by any Person of any option, warrant, pledge, security interest or similar right to acquire shares.

                           (2) "Beneficial Ownership" shall mean, with respect to any Person that is an "individual" as defined in Section 542(a) (2) of the Code, the Series D Preferred Shares owned by such Person after taking into account the constructive ownership rules of
         Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and after applying the pension trust look-thru rule contained in
         Section 856(h)(3)(A) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                           (3) "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference herein to any current provision of the Code shall be deemed to refer to any future successor provision of federal income statutory law.

                           (4) "Ownership Limit" shall initially mean 6% of the outstanding Series D Preferred Shares of the Corporation, and after any adjustment as set forth in subparagraph (ix)(H) below, shall mean such greater percentage (but not greater than 9.8%) of the outstanding Series D Preferred Shares as so adjusted.

                           (5)      "Person" shall mean an individual,
         corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also


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         includes a group as that term is used for purposes of Section 13(d)
         (3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participates in a public offering of the Series D Preferred Shares for a period of 90 days following the purchase by such underwriter of the Series D Preferred Shares.

                           (6) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

                           (7) "Restricted Transfer Redemption Price" shall mean the lower of (A) the price paid by the transferee from whom shares are being redeemed and (B) the average of the last reported sales prices on the New York Stock Exchange of Series D Preferred Shares on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the Series D Preferred Shares are not then traded on the New York Stock Exchange, the average of the last reported sales prices of the Series D Preferred Shares on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Series D Preferred Shares may be traded, or if the Series D Preferred Shares are not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of Series D Preferred Shares on the relevant date.

                           (8) "Restriction Termination Date" shall mean the first day after Series D Preferred Shares on which the Corporation determines pursuant to subparagraph (ix)(K) below that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                           (9) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition that results in a change in the record or Beneficial Ownership of Series D Preferred Shares or the right to vote or receive dividends on Series D Preferred Shares (including (A) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series D Preferred Shares or the right to vote or receive dividends on Series D Preferred Shares or (B) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Series D Preferred Shares, or the right to vote or receive dividends on Series D Preferred Shares), whether voluntary or involuntary and whether by operation of law or otherwise.

                  (B)      Restrictions.

                           (1) During the period commencing on the date Series D Preferred Shares are first issued and prior to the Restriction Termination Date: (a) no Person shall acquire any Series D Preferred Shares if, as a result of such acquisition, any "individual," as defined in Section 542(a)(2) of the Code (other than a pension trust which is described in Section 401(a) of the Code) shall Beneficially Own an amount of Series D Preferred Shares in excess of the Ownership Limit; (b) no Person shall acquire any shares of Series


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         D Preferred Shares if, as a result of such acquisition, the Series D
         Preferred Shares and Common Stock of the Corporation would be owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and (c) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code.

                           (2) Any Transfer that (x) would result in a violation of the restrictions in subparagraph (ix)(B)(1)(b) or (c) or
         (y) a transferring shareholder has actual knowledge will result in a violation of any of the restrictions in subparagraph (ix)(B)(1)(a) shall be void ab initio as to the Transfer of such Series D Preferred Shares that would cause the violation of the applicable restriction in subparagraph (ix)(B)(1), and the intended transferee shall acquire no rights in such Series D Preferred Shares.

                  (C)      Remedies for Breach.

                           (1) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of subparagraph (ix)(B)(2) or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result in violation of subparagraph
         (ix)(B)(1) or (2) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

                           (2)      Without limitation to subparagraph
         (ix)(B)(2) or (C)(1), any purported transferee of Beneficial Ownership of Series D Preferred Shares acquired in violation of subparagraph
         (ix)(B) shall, if it shall be deemed to have received any such Beneficial Ownership, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the interests as result in a violation of subparagraph (ix)(B) and shall be deemed to hold such interests in trust on behalf and for the benefit of the Corporation. The transferee shall have no right to receive dividends or other distributions with respect to such interests, and shall have no right to vote such interests. Such transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of interests acquired in violation of subparagraph (ix)(B). The transferee's sole right with respect to such interests shall be to receive at the Corporation's sole and absolute discretion, either (A) consideration for such interests upon the resale of the interests as directed by the Corporation pursuant to subparagraph (ix)(C)(3) or (B) the Restricted Transfer Redemption Price pursuant to subparagraph
         (ix)(C)(3).

                           (3) The Board of Directors shall, within 6 months after receiving notice of a Transfer that violates subparagraph
         (ix)(C)(2), either (in its sole and absolute discretion) (A) direct the transferee of such interests to sell all interests held in trust for the Corporation pursuant to subparagraph (ix)(C)(2) for cash in such manner as the Board of Directors directs or (B) redeem such interests for the Restricted Transfer Redemption


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

         Price on such date within such 6 month period as the Board of Directors may determine. If the Board of Directors directs the transferee to sell the interests, the transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the transferee for the interests, and the transferee shall be entitled to retain only the proceeds in excess of such amounts required to be paid to the Corporation.

                  (D) Notice of Restricted Transfer. Any Person who Acquires or attempts or intends to Acquire shares in violation of subparagraph
(ix)(B) shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation's status as a REIT.

                  (E) Owners Required To Provide Information. During the period commencing on the date Series D Preferred Shares are first issued and prior to the Restriction Termination Date each person who is a Beneficial Owner of Series D Preferred Shares and each Person (including the shareholder of record) who is holding Series D Preferred Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

                  (F) Remedies Not Limited. Except as provided in subparagraph (ix)(M), nothing contained in this subparagraph (ix) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholder in preserving the Corporation's status as a REIT.

                  (G) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this subparagraph (ix), including any definition contained in subparagraph (ix)(A), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph
(ix) with respect to any situation based on the facts known to it.

                  (H) Modification of Ownership Limit. Subject to the limitations provided in subparagraph (ix)(I), the Board of Directors may from time to time increase the Ownership Limit.

                  (I)      Limitations on Modifications.

                           (1) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered "individuals" pursuant to Section 542(a) (2) of the Code could Beneficially Own (including ownership of Common Stock for purposes of this subparagraph (ix)(I)(1)), in the aggregate, more than 49.0% in value of the outstanding shares of stock of the Corporation.


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

                           (2) Prior to the modification of the Ownership Limit pursuant to subparagraph (ix)(H), the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  (J) Legend. Each certificate for Series D Preferred Shares shall bear a legend referring to the restrictions described above.

                  (K) Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this subparagraph (ix) until such time as (A) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this subparagraph (ix), as the case may be, (B) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and (C) such resolution is approved by holders of a majority of the issued and outstanding shares of Common Stock.

                  (L) Severability. If any provision of this subparagraph or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  (M) NYSE Settlement. Nothing in this Amendment shall preclude the settlement of any transaction with respect to the Series D Preferred Shares of the Corporation entered into through the facilities of the New York Stock Exchange."

                                      III.

         This Amendment was adopted on August 31, 1999.

                                      IV.

         This Amendment was duly adopted by the Board of Directors without shareholder approval, as such approval was not required.


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


         IN WITNESS WHEREOF, Post Properties, Inc. has caused these Articles of Amendment to be executed and sealed by its duly authorized officers this 3rd day of September, 1999.


                                         POST PROPERTIES, INC.


                                         By: R. Byron Carlock, Jr.
                                             --------------------------------
                                             Name:  R. Byron Carlock, Jr.
                                             Title:  Executive Vice President


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